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                                  EXHIBIT 10.3

                                 LOAN AGREEMENT

                                     BETWEEN

                    SAN DIEGO SOCCER DEVELOPMENT CORPORATION

                                       AND

                          PEACOCK FINANCIAL CORPORATION


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                           CREDIT LINE LOAN AGREEMENT


THIS CREDIT LINE LOAN AGREEMENT (the "Agreement"), dated as of March 6, 2000, is made and entered into by and between SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a California corporation ("Borrower"); and PEACOCK FINANCIAL CORPORATION, a Colorado corporation ("Lender"), with respect to the following facts:

         A. Borrower represents that it is a California corporation duly organized, existing and doing business in the State of California, and is primarily engaged in the business of owning and/or operating professional soccer teams, which currently include the San Diego "Flash" and the Riverside "Elite" ("Business").

         B.       Lender is a shareholder of Borrower.

         C. Borrower has applied to Lender for a line of credit ("Credit Line") and Lender is willing to provide such Credit Line to Borrower subject to the terms, conditions, covenants, representations and warranties hereinafter set forth.

         NOW THEREFORE, in consideration of the above recited facts and the representations, warranties, payments and mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         Unless the context otherwise requires, as used in this Agreement and any other agreement, document, statement, instrument or transaction contemplated hereby or relating hereto, and all amendments, extensions, modifications, renewals, supplements or waivers thereof or thereto, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         1.1 ADVANCE. "Advance" shall mean any advance or loan made or to be made to Borrower by the Lender pursuant to Article 2.

         1.2 AGREEMENT. "Agreement" shall mean this Credit Line Loan Agreement between the Borrower and the Lender and any amendments hereto or extensions, modifications or renewals hereof.

         1.3 AUTHORIZED OFFICER. "Authorized Officer" shall mean an officer of Borrower authorized to execute the Loan Documents and all other documents provided for in this Agreement, to act on the Borrower's behalf in connection with this Agreement and to do things required of Borrower pursuant to this Agreement.

         1.4 BORROWING REQUEST. "Borrowing Request" shall mean a written request for an Advance under the Credit Line, which shall be furnished to Lender in connection with each request for an Advance under the Credit Line Commitment.

         1.5 CREDIT LINE. "Credit Line" shall mean the Credit Line established hereby subject to the terms and conditions hereof.

         1.6 CREDIT LINE COMMITMENT. "Credit Line Commitment" shall mean the obligation of the Lender to make Advances as set forth in Section 2.1 hereof.

         1.7 CREDIT LINE NOTE. "Credit Line Note" shall mean the note in the form of Exhibit "A" hereto, with appropriate insertions, executed by an Authorized Officer of the Borrower in favor of the Lender.

         1.8 DEBTOR RELIEF LAWS. "Debtor Relief Laws" shall mean the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable federal, state or foreign bankruptcy,



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liquidation, conservatorship, insolvency, reorganization, dissolution, arrangement, composition, readjustment of debt or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

         1.9 EVENT OF DEFAULT. "Event of Default" shall mean any of the events of default described in Article 7 hereof which are not remedied during the grace period, if any, relating thereto.

         1.10 INTEREST PAYMENT DATE. "Interest Payment Date" shall mean December 31, 2000.

         1.11 LOAN. "Loan" shall mean the aggregate of the Advances made by the Lender to Borrower pursuant to Section 2.1 hereof.

         1.12 LOAN DOCUMENTS. "Loan Documents" shall mean this Agreement, the March 6, Letter, the Note, all Borrowing Requests and all other documents executed by the Borrower in connection with the transactions contemplated by this Agreement. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control

         1.13 MARCH 6 LETTER. "March 6 Letter" shall mean that certain letter agreement, dated March 6, 2000, whereby Borrower and Lender agreed upon the basic terms and conditions of this Credit Line. A copy of the March 6 Letter is attached hereto as Exhibit "B" and incorporated herein by this reference.

         1.14     MATURITY DATE. "Maturity Date" shall mean December 31, 2000.

         1.15     NOTE. "Note" shall mean the Credit Line Note.

         1.16 OBLIGATIONS. "Obligations" shall mean the obligations of the Borrower to pay the principal and interest on the Note and to pay all other costs and expenses that are the responsibility of the Borrower in accordance with the terms hereof, and to satisfy all of Borrower's other obligations hereunder.

         1.17 PERSON. "Person" shall mean, as the case may be, any corporation, natural person, firm, association, joint venture, partnership, limited liability company, limited liability partnership, trust, unincorporated organization or government, or any department or agency of any government.


                                    ARTICLE 2
                                    THE LOAN

         2.1 CREDIT LINE COMMITMENT. The Lender hereby agrees to make Advances to the Borrower at any time prior to the Maturity Date for the Credit Line, in such amount as to each Advance as the Borrower shall require for the uses specified in Section 5.4, up to, but not exceeding in aggregate principal amount at any time outstanding, Five Hundred Thousand Dollars ($500,000) ("Maximum Aggregate Principal"), subject to and limited by the terms hereof, including without limitation, the terms contained in Article 7, below; and also subject to and limited by the restrictions and requirements contained in the March 6 Letter, to the extent such restrictions and requirements are not in conflict with or inconsistent with the provisions of this Agreement.

         2.2 AVAILABILITY OF COMMITMENT. Within the limits of time and amount set forth above in Section 2.1, the Borrower may borrow hereunder on or after the date hereof until and including the Maturity Date subject, however, to the terms and provisions hereof and otherwise upon the terms and conditions specified in the Note. Any Advances made by the Lender to the Borrower hereunder, together with all accrued interest thereon, shall be due and payable on the Maturity Date for the Credit Line.

         2.3 REQUIRED NOTICE FOR ADVANCES. An Authorized Officer of Borrower shall give the Lender a Borrowing Request on the day on which the Borrower requests an Advance. The Borrowing Request shall (i) specify the amount of any requested Advance and (ii) include budget line item detail and backup documentation showing the use to which the Advance is to be put. Such use shall be limited to the purposes specified in Section 5.4, below. The Borrowing Request may be given by mail, delivery, e-mail or by fax, in accordance with
Section 8.2 below. Subject to the conditions and limitations specified herein, the Lender shall, within five (5)



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business days after receipt of the Borrowing Request, pay the aggregate amount of the Advance to Borrower or to such account or accounts as may be designated by the Borrower to the Lender.

         2.4 THE CREDIT LINE NOTE. The Lender shall, and is hereby authorized by the Borrower to, set forth on the schedule attached to the Credit Line Note an appropriate notation evidencing the date and amount of each Advance made by the Lender to the Borrower as well as the date and amount of each payment of principal and interest by the Borrower with respect thereto. Lender shall provide Borrower with a copy of such schedule within ten (10) days after written request from Borrower.

         2.5. LENDER ACCOUNTING AND MANAGEMENT SERVICES. Lender will provide accounting services, including but not limited to, cash control, upon transfer by Borrower (as specified in Section 6.9, as well as Lender senior management overview services for which Lender will receive one percent (1%) of gross revenues as documented on the Lender approved fiscal year 2000 operating budget for the "Flash". Lender will oversee public company reporting required by the SEC.

         2.6 RIVERSIDE "ELITE" LOAN. Lender will enter into similar lending relationship for the Riverside "Elite" subject to the same, or similar controls and consideration contained in this Agreement. Financial consideration for this loan will be a 20% ownership position of the "Elite."

                                    ARTICLE 3
                       INTEREST RATE AND METHOD OF PAYMENT

         3.1 INTEREST RATE. The Credit Line Loan shall bear interest on all outstanding amounts of principal until paid at a rate of ten percent (10%) per annum. Interest shall accrue until the Maturity Date.

         3.2 METHOD OF COMPUTATION OF INTEREST. All interest on the Credit Line shall be computed for the actual number of days elapsed on the basis of a 360-day year. The first day for calculation of interest shall be the day of disbursement and the last day for calculation of interest shall be the day immediately prior to the day of payment.

         3.3 MANNER OF PAYING PRINCIPAL, INTEREST, AND OTHER AMOUNTS. All payments of principal shall be made on the date called for hereunder and upon the terms specified herein and in the Note. All payments of interest shall be made on the applicable Interest Payment Date. In addition, any accrued and unpaid interest shall be payable upon the maturity of the Note (whether by passage of time, acceleration or otherwise) and shall be payable after maturity on demand. If any payment of principal, interest, fees or other amounts due shall become due and payable on a non-business day, such payment shall be made on the next succeeding business day and such extended time of payment of principal shall be included in computing interest accruing at the applicable interest rate in connection with such payment. All payments and prepayments of principal and interest shall be made not later than 12:01 p.m., Pacific Time on the date called for by this Section 3.3 to the Lender, in immediately available funds.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to execute this Agreement and to make the Loans hereunder, the Borrower represents, warrants, covenants, and agrees that, to the best of Borrower's knowledge and belief, the following statements are true, correct and complete as of the date of this Agreement:

         4.1 ORGANIZATION, STANDING, ETC. the Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. The Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted or presently proposed to be conducted by it, and for making, delivering and performing the Loan Documents and any other agreements entered into in connection herewith. This Agreement and all things required by this Agreement have been duly authorized by all requisite corporate action of the Borrower and the Loan Documents, upon due execution and delivery, will constitute valid and binding obligations of the Borrower in accordance with their terms.



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         4.2      FINANCIAL CONDITION. At all times during which there is any outstanding balance on the Loan, Borrower will provide Lender with annual federal tax returns and monthly unaudited financial statements certified by Borrower. Also, Borrower shall provide to Lender copies of the Federal tax returns of Borrower on an annual basis, and unaudited financial statements of Borrower on a monthly basis within thirty (30) days after the end of each month, whether or not any principal or interest remains due and outstanding by Borrower to Lender on the Credit Line Note.

         4.3 CONFLICT WITH OTHER AGREEMENTS. Neither the execution and delivery of this Agreement, the Note, the other Loan Documents, or the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof or of the Note will conflict with or result in a material breach of any of the terms, conditions or provisions of: (i) the Articles of Incorporation or the bylaws, as amended, of the Borrower; (ii) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality (including certificates, exemptions or orders issued by any authority or agency of the United States Government); or
(iii) any material agreement or instrument to which Borrower is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any lien upon any of the property of Borrower material to its business or operations.

         4.4 LITIGATION. There are no actions or proceedings pending against Borrower before any court or administrative agency the results of which, if decided adversely, might substantially affect the property or business of Borrower in an adverse manner.

         4.5 TAX RETURNS AND PAYMENTS. All federal and state tax returns or reports which are required to be filed with respect to Borrower have been filed; and all taxes shown to be due or payable on said returns or reports with respect to Borrower (except to the extent being contested in good faith with due diligence by appropriate proceedings or any assessment received by Borrower, have been paid to the extent that such taxes have become due and payable. There have been no claims or adjustments for any material taxes proposed for any of Borrower's fiscal years which would result in additional material taxes becoming due and payable that are not provided for in the financial statements.

         4.6 NO DEFAULT. Except as disclosed in writing to Lender, Borrower is not in material default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of Default.

         4.7 BUDGETS. All Budgets that have been submitted to Lender by or on behalf of Borrower are, to the best of Borrower's knowledge, fair estimates of the income and expenses that Borrower will incur in connection with the Business, and Borrower is not aware of any material and significant anticipated expenses not reflected thereon.

         4.8 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each Advance and shall be true and correct as of that date.


                                    ARTICLE 5
                                    COVENANTS

         So long as the Credit Line Commitment shall remain available to the Borrower, and/or until payment in full of the Obligations, Borrower agrees and covenants as follows:

         5.1 MAINTENANCE OF EXISTENCE AND PROPERTIES. Borrower will maintain and preserve its corporate existence, and its assets and all rights, franchises, and other authority necessary for the conduct of its Business and will at all times keep its material properties in good order, condition and repair.

         5.2 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured, at appropriate valuations and levels of coverage, including deductibles or self-insurance provisions, and against fire and such other risks, as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate workers' compensation insurance, if required by applicable law, and adequate insurance against liability for injury to persons or damage to property. In addition, Borrower



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agrees that, if Lender so requests, Lender shall be named as additional insured on liability insurance policies of Borrower, and Borrower shall provide Lender with annual certificates of such insurance policies.

         5.3 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge all taxes, fees, assessments and governmental charges and levies imposed upon it or its income or profits, or upon any property belonging to it, prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien upon its material properties, provided that it shall not be required to pay any such tax, fee, assessment, charge, levy or claim, the payment of which is being contested in good faith by appropriate proceedings.

         5.4 USE OF PROCEEDS. The Borrower will use the net proceeds of the Loan only for expenses directly related to the Business, and only for specific line items shown on the then current budget that has been approved by Lender and specified in a Borrowing Request.

         5.5 ACCESS TO BOOKS, RECORDS AND PROPERTIES. Borrower will keep and maintain full and accurate accounts and records of its operations. Borrower will permit any duly authorized representatives of the Lender upon reasonable notice and at all reasonable times to examine its books and financial records, and take memoranda and extracts therefrom and make copies thereof, and to inspect its properties and operations, all at the expense of the Lender.

         5.6 COMPLIANCE WITH LAWS, REGULATIONS AND ORDERS. Borrower will comply in all material respects with all material applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any governmental agency having jurisdiction in respect of the conduct of its business and the ownership of its property, except during such periods as Borrower may in good faith be contesting the applicability or validity of any such statute, regulation, order or restriction in any reasonable manner which does not materially endanger the rights of the holders of the Obligations.

         5.7 FINANCIAL STATEMENTS, BUDGETS, REPORTS AND OTHER INFORMATION. Subject to the provisions of Section 2.5 above and Section 6.9 below, Borrower shall furnish to the Lender:

         (a) Income and expense statements, prepared each month, in accordance with accounting methods consistent with those used in prior periods.

         (b) On a monthly basis, an updated budget for all aspects of Borrower's Business, including one year projections of monthly line item revenues and expenses.

         (c) Written notice of an Event of Default, whether cured or not, or of any changes in Borrower's name, material litigation involving Borrower, and of any other matter which has resulted in, or might result in, a material adverse change in the financial condition, operations or business of Borrower as promptly as practicable (and in any event no later than twenty-five business days) after Borrower obtains knowledge thereof;

         (d) From time to time, such other information regarding the Business and financial condition of the Borrower as the Lender may reasonably request.

All of the foregoing statements, budgets and notices shall be certified as accurate by an authorized financial or accounting officer of Borrower.

         5.8 TRANSFERS AND DISTRIBUTIONS. In the event that an Event of Default shall have occurred and be continuing, and shall not have been cured within the time periods specified herein after notice from Lender, Borrower shall not make any material loan, advance, payment, dividend or distribution or transfer of any asset, directly or indirectly, to any parent, subsidiary, stockholder, partner, affiliate or similar entity, except in the ordinary course of business.

         5.9 POST-JUDGMENT ATTORNEYS' FEES. Attorneys' fees incurred in enforcing any judgment rendered in connection with the interpretation or enforcement of this Agreement ("Judgment") are recoverable by the party in whose favor such Judgment is rendered, as a separate item of damages. The provisions of this paragraph are



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severable from the other provisions of this Agreement and shall survive any such Judgment, and the provisions of this paragraph shall not be deemed merged into any such Judgment.

         5.10 LITIGATION AND ATTORNEYS' FEES. The Borrower will pay promptly to the Lender without demand reasonable attorneys' fees and all costs and other expenses paid or incurred by the Lender in collecting or compromising the Loan or in enforcing or exercising Lender's rights or remedies created by, connected with or provided in the Loan Documents, whether or not suit is filed. If suit is filed, the prevailing party shall be entitled to attorneys' fees and court costs.

         5.11 EXECUTION OF OTHER DOCUMENTS. Borrower will promptly, upon demand by the Lender, execute all such additional agreements, contracts, indentures, documents, and instruments (collectively "Additional Documents") in connection with the Loan Documents as the Lender may reasonably consider necessary, provided that such Additional Documents do not in any material way alter or increase Borrower's obligations or duties under the Loan Documents.


                                    ARTICLE 6
                  CONDITIONS TO EFFECTIVENESS OF THE AGREEMENT

         This Agreement shall not become effective unless, upon execution of this Agreement or otherwise prior to the funding of the initial Advance hereunder:

         6.1 AGREEMENT AND NOTES. The Lender shall have received a counterpart of this Agreement and the Note, each executed by an Authorized Officer of Borrower, and a certified copy of a resolution of the Board of Directors authorizing the execution of this Agreement and the Note.

         6.2. ELECTION OF DIRECTORS. Borrower will reconstitute Borrower's Board of Directors by electing Steven R. Peacock as Chairman of the Board, and James S. Upton as a Director. Lender will nominate one new Director, for a total of three, and Borrower will nominate two.

         6.3 OFFICERS AND DIRECTOR'S INSURANCE. Borrower will participate in a pro-rata share of a Lender umbrella Officers and Directors Insurance pool, and the expense shall be represented as a "below the line" cost to the fiscal year 2000 operating budget for the San Diego "Flash".

         6.4 APPROVAL OF BUDGETS. Lender and the Borrower's Board of Directors will jointly approve the fiscal year 2000 monthly operating budgets for the San Diego "Flash" and the Riverside "Elite" soccer teams.

         6.5 APPROVAL OF LIABILITIES AND OBLIGATIONS. Borrower's Board of Directors will approve any and all agreements that bind Borrower to an obligation or liability greater than $10,000, or any transaction involving any financing agreement, capital raising efforts, merger, investment, or acquisition contemplated by Borrower, until December 31, 2001.

         6.6 APPROVAL OF STOCK TRANSACTIONS. Borrower's Board of Directors will approve any and all transactions involving the existing common shares of Borrower, over which Borrower has influence, any and all decisions to buy, sell, split or reverse split its common stock shares, and any corporate decision to add or delete market makers.

         6.7. BEACON SPORTS. Borrower will continue its existing sports management agreement with Beacon Sports Capital Partners (Beacon Sports), as may be revised from time to time with approval of the Borrower's Board of Directors.

         6.8 DIRECTOR OF SALES AND MARKETING. Borrower will recruit and hire a Director of Sales and Marketing by April 1, 2000, for the "Flash" and "Elite" soccer teams that will be accountable to revenue levels noted on the fiscal year 2000 operating budget targets that have been approved by the Borrower's Board of Directors.

         6.9 TRANSFER OF ACCOUNTING FUNCTIONS. Borrower will transfer all Borrower's accounting to Lender by March 17, 2000. A $500.00 petty cash account, and corporate credit card with a $2,000 credit limit, will be maintained by the "Flash" for general corporate expense purposes.

         6.10 PERFORMANCE REPORTS. Beacon Sports will complete a monthly report on Borrower management performance against approved fiscal year 2000 budgets to the Borrower's Board of Directors. Borrower management will honor Board approved Beacon recommendations on staffing support and budget performance levels to ensure budgeted revenue and expenses balance.

         6.11 UNDERWRITING FEE. Borrower's Board of Directors will upon execution hereof, grant to Lender an underwriting fee in consideration for the Loan, of 1,000,000 restricted free trading shares of Borrower.

         6.12 AMENDMENT OF BYLAWS. Borrower's corporate bylaws will be amended to provide that any merger of Borrower with another entity and/or change in the employment status of Yan Skwara, Trish Bollman, or Sam Kaloustian will require the consent of 100% of the members of the Borrower's Board of Directors.

         6.13 COMPLIANCE. The Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by each of them prior to or at the date of the making of any Advance.


                                    ARTICLE 7
                           CONDITIONS TO ALL ADVANCES

         The Lender shall not be obligated to make any Advance (including the initial Advance) hereunder unless:

         7.1 NO EVENT OF DEFAULT. At the time of and after giving effect to such borrowing no Event of Default shall have occurred and be continuing which has not been cured within the time periods specified herein after notice from Lender.

         7.2 REPRESENTATIONS TRUE AND CORRECT. The representations and warranties contained in Article 4 hereof shall be true and correct in all material respects on and as of the date of such Advance with the same force and effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

         7.3 BORROWING REQUEST. The Lender shall have received a Borrowing Request in accordance with Section 1.4, above.


                                    ARTICLE 8
                        AMENDMENTS TO AGREEMENT; NOTICES

         8.1 AMENDMENTS. This Agreement may be amended only by a writing signed by all parties hereto.

         8.2 NOTICES. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by one party to the other party pursuant to this Agreement (except as otherwise specifically provided in this Agreement) shall be in writing and shall be delivered by hand, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, by facsimile transmission, or by e-mail, addressed as follows:

         IF TO THE BORROWER:

         SAN DIEGO SOCCER DEVELOPMENT CORPORATION
         2123 Garnet Avenue, Suite "B"
         San Diego, CA 92109
         Telephone:    (858) 581-2120

         Fax:          (858) 581-9419

         IF TO THE LENDER:

         PEACOCK FINANCIAL CORPORATION
         2531 San Jacinto Avenue
         San Jacinto, CA 92583
         Telephone:      (909) 652-3885
         Fax:            (909) 652-
         e-mail:         steve@peacockfinancial.com

Notices, including without limitation, Borrowing Requests, shall be deemed delivered: (i) upon actual delivery; or (ii) if mailed, four (4) business days after being deposited with the United States Postal Service, by either certified or registered mail, return receipt requested, postage prepaid; or (iii) if sent by facsimile or e-mail between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time, Monday through Friday, upon confirmed receipt of transmission; or (iv) if sent by facsimile or e-mail after 5:00 p.m. Pacific Time, Monday through Friday, on the next business day after confirmed receipt of transmission.

The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above.


                                    ARTICLE 9
                         EVENTS OF DEFAULT AND REMEDIES

         The occurrence and continuance of any one or more of the following, unless consented to in writing by Lender, shall constitute an Event of Default hereunder:

         9.1 NON-PAYMENT OF PRINCIPAL AND OTHER OBLIGATIONS. The Borrower shall fail to make any payment, within five (5) days after such becomes due of principal or interest on the Note or of other amounts payable hereunder.

         9.2 BREACH OF REPRESENTATIONS. Any material representation or warranty made by the Borrower herein or in any certificate, statement or report furnished by the Borrower hereunder shall prove to be false or misleading or breached in any material respect at the time when made.

         9.3 INSOLVENCY. Borrower shall become insolvent or generally fail to pay, be unable to pay or admit in writing inability to pay, its debts as they become due; or shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement, composition, readjustment of its debts or any other relief under any Debtor Relief Laws, or Borrower shall take any action indicating its consent to, approval of, or acquiescence in, any such case or proceeding; Borrower shall apply for, consent to or acquiesce in the appointment of a receiver, custodian or trustee of it or for all or a substantial portion of its property, assets or business; Borrower shall make an assignment for the benefit of creditors; Borrower shall consent to the entry of or have entered against it an order for relief under any Debtor Relief Law.

         9.4 INVOLUNTARY BANKRUPTCY. An order for relief shall be entered against Borrower under any Debtor Relief Law; or any case or proceeding or the taking of other action against Borrower in a proceeding under any Debtor Relief Law shall be filed, which case or proceeding shall not have been withdrawn, dismissed or fully bonded within thirty (30) days thereafter; or if, under the provisions of any law providing for relief, reorganization, arrangement or winding up of corporations, or other Debtor Relief Law which may apply to Borrower, any court of competent jurisdiction shall assume jurisdiction, custody or control of Borrower or of any substantial part of the property of Borrower and such jurisdiction, custody or control shall not have been relinquished, permanently stayed, terminated or fully bonded within thirty (30) days.

         9.5 RECEIVERS, ETC. The appointment of a receiver, liquidator, custodian or trustee for Borrower or for all or a substantial part of its property, assets or business; or the issuance or levying of any writ, judgment, warrant of attachment, execution or similar process against any substantial part of the property, assets or business of Borrower; and the continuance of any such event for thirty (30) days without being dismissed, fully bonded, vacated, released or discharged.

         9.6 DEFAULT IN COVENANTS. Default shall be made by Borrower in the due performance or observance of any covenant or condition of this Agreement, other than a covenant for the payment of money, and such default shall not, within forty-five (45) business days after the Borrower has been given notice of such default by the Lender, have been cured.

         9.7 CROSS-DEFAULT. Borrower shall do, commit to do, or fail to do or commit to do, any act or thing which would constitute an event of default under any of the terms of any other material agreement, document, or instrument executed, or to be executed by it in connection with the transactions contemplated by this Agreement, which default is not cured within any applicable grace period contained in such other agreement, document or instrument.

         9.8 REMEDIES. If any Event of Default shall occur and be continuing that is not cured within ten (10) days after notice from Lender, the Lender at its option may, by written notice to Borrower in the case of non-monetary Events of Default and without further notice to Borrower in the case of monetary Events of Default, do any one or more of the following:

         (a) Declare the Credit Line Commitment to make Advances hereunder to be terminated, whereupon such Credit Line Commitment shall be terminated; and

         (b) Declare the principal of the Note and the accrued interest thereon and all Obligations to be forthwith due and payable, whereupon the Note and all Obligations shall forthwith become due and payable, without presentment, demand, protest or other further notice of any kind, all of which are hereby expressly waived; and

         (c) Immediately convert the Loan amounts drawn down by the Borrower, together with the Interest due on those amounts, into common restricted stock of the Borrower as follows:

                  (i) Borrower will issue new stock shares that represent a cumulative ownership position by the Lender of fifty three percent (53%) of the then issued and outstanding shares of Borrower, at a strike price of ten cents ($0.10) per share, including all unexecuted options and warrants.

                  (ii) The actual amount of new stock shares issued will be calculated by determining the total number of shares that equals a fifty three percent (53%) ownership by Lender, and then subtracting the amount of stock shares presently held by Lender.


                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 WAIVERS. The Lender may, at any time, waive for the period and on the conditions, if any, specified in such waiver, any Event of Default and its consequences, including termination, whether voluntary or involuntary, of the maturity of the Note. No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, and no waiver whatever shall be effective unless in writing signed by an officer of the Lender and then only to the extent specifically set forth in such writing.

         10.2 CUMULATIVE REMEDIES. All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the Lender and any other holders of the Note, shall be cumulative and not be alternative or exclusive of any remedies, rights, powers and privileges provided by law against the Borrower or any other person, and shall be available until the Note and all interest thereon, and fees, expenses, and obligations hereunder, if any, have been paid in full in lawful money of the United States of America. The Lender may exercise all such remedies in any order of priority.

         10.3 SURVIVAL OF REPRESENTATIONS AND COVENANTS. All representations, warranties and covenants made by Borrower in connection with this Agreement shall survive the execution and delivery of this Agreement and the Note.

         10.4 BENEFIT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.

         10.5 GOVERNING LAW AND CONSTRUCTION. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the internal law, and not the law of conflicts, of the State of California. Whenever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or of another Loan Document shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.

         10.6 COUNTERPARTS. This Agreement may be executed by the parties hereto individually, or in any combinations of the parties hereto, in several counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         10.7 LAWFUL MONEY. All references in this Agreement and the Note to the payment of amounts of money shall be in lawful money of the United States of America. Borrower hereby agrees to pay the principal amount of all Obligations hereunder that require payment of money, according to the terms and conditions of this Agreement and in lawful money of the United States, whether or not such Obligations are evidenced by a Note and in immediately available funds.

         10.8 TIME OF THE ESSENCE. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

         10.9 EXHIBITS. All exhibits referred to in this Agreement are hereby incorporated into this Agreement by this reference and all terms defined in this Agreement shall have the same meanings in such exhibits, unless otherwise defined in such exhibits.

         10.10 JURISDICTION AND ENFORCEMENT. The Lender and Borrower agree that they will submit to the exclusive jurisdiction of the federal and state courts of the state of California in any legal action that may arise from this Agreement and the transactions contemplated hereby, and that venue for any such action shall be Riverside County. The Lender and Borrower hereby waive any objection thereto, and irrevocably agree to be bound by any judgment rendered by such courts in connection with the Agreement.

         10.11 HEADINGS. Section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

         10.12 INTEGRATION. This Agreement embodies the entire agreement and understanding between Borrower and the Lender with respect to the Credit Line and supersedes all oral negotiations and prior agreements and understandings relating to the Credit Line, except to the extent expressly incorporated herein, and subject to the limitations specified herein.

         10.13 ACKNOWLEDGMENTS. The Lender and Borrower each hereby acknowledge that there are no representations, warranties, covenants, undertakings or agreements by the parties hereto relating to the Credit Line, except as specifically provided herein or in the Loan Documents.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives.

SAN DIEGO SOCCER DEVELOPMENT CORPORATION a California corporation


         By:      /s/ Yan Skwara
                  ------------------------------
                  Yan Skwara, President

                        "Borrower"



PEACOCK FINANCIAL CORPORATION
a Colorado corporation


         By:      /s/ Steven R. Peacock
                  ------------------------------
                  Steven R. Peacock, President

                         "Lender"